EXHIBIT 10.45

Execution Copy

SECOND AMENDED AND RESTATED SUBORDINATED CREDIT AGREEMENT

among

BRIGHAM OIL & GAS, L.P.,

as the Borrower,

BRIGHAM EXPLORATION COMPANY,

and
BRIGHAM, INC.,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

THE ROYAL BANK OF SCOTLAND plc,

as Agent,

January 21, 2005

i

v

SECOND AMENDED AND RESTATED SUBORDINATED CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED SUBORDINATED CREDIT AGREEMENT dated as of January 21, 2005 is among BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (the “Borrower”), BRIGHAM EXPLORATION COMPANY, a Delaware corporation (“Brigham Exploration”), BRIGHAM, INC., a Nevada corporation (the “General Partner”), the lenders party hereto from time to time (the “Lenders”), and THE ROYAL BANK OF SCOTLAND plc, as agent (in such capacity, the “Agent”).

INTRODUCTION

     A. The Borrower, the Guarantors (as defined below), the lenders party thereto, and The Royal Bank of Scotland plc, as agent, are parties to that certain Amended and Restated Subordinated Credit Agreement dated March 21, 2003, as amended on or before the date hereof (the “Existing Subordinated Credit Agreement”).

     B. The Borrower, the Guarantors, the Lenders and the Agent desire to refinance the indebtedness and obligations arising under the Existing Subordinated Credit Agreement, and the indebtedness and liens arising under the Existing Subordinated Credit Agreement shall be assigned to the Agent and the Lenders pursuant hereto, so that all indebtedness and obligations arising hereunder shall be secured by such liens and security interests as were created pursuant to the Existing Subordinated Credit Agreement and such other liens as provided for herein, and the terms of the Borrower’s financing shall hereafter be amended and restated in its entirety as set forth herein.

     C. Reference is made to that certain Third Amended and Restated Credit Agreement dated as of the date hereof (the “Senior Credit Agreement”) among the Borrower, Brigham Exploration, the General Partner, the lenders party thereto from time to time (the “Senior Lenders”), Société Générale, as lead arranger (the “Lead Arranger”), as administrative agent for the Senior Lenders (the “Senior Agent”) and as issuing lender for the Senior Lenders (the “Issuing Lender”), The Royal Bank of Scotland plc, as co-arranger and as documentation agent (the “Documentation Agent”), and Bank of America, N.A., as co-arranger (in such capacity together with the Royal Bank of Scotland plc in such capacity, the “Co-Arrangers”) and as Syndication Agent (the “Syndication Agent”).

     D. Pursuant to that certain Second Amended and Restated Intercreditor and Subordination Agreement dated as of the date hereof (the “Intercreditor and Subordination Agreement”) among the Senior Agent, the Agent, the Borrower and the Guarantors, the Subordinated Obligations (as hereinafter defined) are expressly subordinated to the Senior Obligations (as hereinafter defined).

     Therefore, the Borrower, the Guarantors, the Lenders and the Agent agree that the Existing Subordinated Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Agent for the benefit of the Agent and the Lenders, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Subordinated Obligations, and (d) is perfected and enforceable.

     “Advance” means any advance hereunder of monies by a Lender to the Borrower as part of a Borrowing.

     “Advance Payment Contract” means any contract whereby any Person either receives or becomes entitled to receive (either directly or indirectly through a third party for such Person’s account or benefit) any payment (an “Advance Payment”) to be applied toward the payment of the purchase price of Hydrocarbons produced or to be produced from any Properties owned by such Person and which Advance Payment is paid or to be paid more than 90 days in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, and the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to become applied as payment for a portion only of the purchase price thereof or for a percentage or a share of such production.

     “Affiliate” of any Person shall mean (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person; provided, however, that “Affiliate” shall not include any Affiliates of the Preferred Shareholders.

     “Affiliated Fund” means with respect to any Preferred Shareholder, any other fund that is managed or advised by the same manager, general partner or investment advisor as such Preferred Shareholder or by an Affiliate of such manager, general partner or investment advisor.

     “Agent” means The Royal Bank of Scotland plc, in its capacity as agent pursuant to Article IX, and any successor agent pursuant to Section 9.06.

     “Agreement” means this Second Amended and Restated Subordinated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

     “Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule 1 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.

     “Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as at the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Base Rate Advance” means an Advance which bears interest based on the Base Rate.

     “Borrower” has the meaning given thereto in the Preamble.

     “Borrowing” means a borrowing of Advances renewed and extended by each Lender pursuant to Section 2.01(a).

     “Borrowing Base” has the meaning assigned to it now and from time to time hereafter in the Senior Credit Agreement.

     “Brigham Exploration” has the meaning given thereto in the Preamble.

     “Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advance, a day of the year on which dealings are carried out by banks in the London interbank market.

     “Calculated Total NPV” means at any time the Total NPV then most recently determined as of the date of an Engineering Report, provided that (a) in making any determination of Calculated Total NPV on and after December 31, 2004, any aggregate PDNP NPV and PUD NPV in excess of 53.85% of PDP NPV shall be excluded, so that at least 65% of Calculated Total NPV is comprised of PDP NPV, and (b) whenever, and for so long as, the Borrower fails to timely deliver an Engineering Report as required under Section 5.15, the Calculated Total

NPV shall be deemed to be the Agent’s estimate of such amount made pursuant to Section 6.22(d).

     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     “Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year or less from the date of creation thereof, (b) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard and Poor’s Ratings Group (“S&P”) and by Moody’s Investors Service, Inc. (“Moody’s”), (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States, Canada or England or any other bank or trust company which is organized under the laws of the United States, Canada or England or any state or province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of not lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, and (d) deposits in money market funds investing exclusively in investments described in clauses (a) through (c) of this definition.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

     “Change of Control” means any of the following: (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Preferred Shareholders) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of Brigham Exploration; (b) any transaction or acquisition pursuant to which any one or more of the Preferred Shareholders has or have become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 47% of the Voting Stock of Brigham Exploration; (c) Brigham Exploration is merged with or into or consolidated with another Person except as otherwise permitted by Section 6.04; (d) Brigham Exploration, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Brigham Exploration and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04; (e) the first day on which a majority of the individuals who constitute the Board of Directors of Brigham Exploration are not Continuing Directors or (f) Brigham Exploration shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

     “Closing Date” means the date on which the conditions set forth in Section 3.01 are satisfied, which date shall not be later than January 21, 2005.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

     “Collateral” means Property of the Credit Parties, now owned or hereafter acquired, that is subject to any Lien in favor of the Agent, or the Lenders, to secure, directly or indirectly, the Subordinated Obligations.

     “Commitment” means, for any Lender, the amount set opposite such Lender’s name on Schedule 1 as its “Commitment”, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Agent pursuant to Section 10.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The original aggregate amount of the Commitments is $20,000,000.

     “Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII or otherwise under this Agreement.

     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of Brigham Exploration.

     “Consolidated Net Income” means, with respect to Brigham Exploration and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Brigham Exploration and its consolidated Subsidiaries after allowances for taxes for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Brigham Exploration or any consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Brigham Exploration or to a consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.

     “Continuing Director” means an individual who (a) is a member of the full Board of Directors of Brigham Exploration and (b) either (i) was a member of the Board of Directors of Brigham Exploration on the Closing Date or (ii) whose nomination for election or election to the Board of Directors of Brigham Exploration was approved by vote of at least two-thirds of the directors then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.

     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     “Credit Parties” means the Borrower and the Guarantors.

     “Debt” means, for any Person, without duplication:

     (a) indebtedness of such Person for borrowed money;

     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (c) obligations of such Person (whether contingent or otherwise) in respect to letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and agreements relating to the issuance of letters of credit or acceptance financing;

     (d) obligations of such Person to pay the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business);

     (e) all obligations of such Person under Capital Leases;

     (f) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

     (g) net obligations of such Person under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement;

     (h) obligations of such Person under any Advance Payment Contract;

     (i) obligations of such Person owing in respect of redeemable preferred stock of such Person;

     (j) any obligations in connection with any volumetric or production payments;

     (k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and

     (l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above secured by any Lien on or in respect of any Property of such Person; provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, the amount of Debt of such Person shall be limited to the lesser of (a) the fair market value of the Property serving such indebtedness or obligations and (b) the outstanding amount of such indebtedness or obligations.

     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

     “Dollars” and “$” means lawful money of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “EBITDA” means, without duplication, for Brigham Exploration and its consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income for such period, Interest Expense, taxes, depreciation, depletion, amortization and other non-cash charges for such period, minus (c) to the extent added in determining Consolidated Net Income for such period, all non-cash income during such period, in each case determined in accordance with GAAP and without duplication of amounts.

     “Eligible Assignee” means (a) any Lender or any Affiliate of any Lender and (b) any commercial bank or other financial institution approved by (i) the Agent in its reasonable discretion and (ii) provided that no Default or Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed).

     “Engineering Reports” means either an Independent Engineering Report or an Internal Engineering Report delivered by the Borrower pursuant to Section 5.15(a) or Section 5.15(b) as applicable, provided that each such report hereafter delivered must (a) separately report on Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves and separately calculate the NPV of each such category of Proved Reserves for the Borrower’s interest, (b) use a 9% discount rate and a price deck for each calendar year as described below in the definition of “NPV”, (c) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (d) identify and take into account any “over-

produced” or “under-produced” status under gas balancing arrangements, (e) contain information and analysis comparable in scope to that contained in the initial Engineering Report, and (f) otherwise be in form and substance reasonably satisfactory to the Agent.

     “Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

     “Environmental Law” means, as to any Credit Party, all Legal Requirements or common law theories applicable to any Credit Party arising from, relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

     “Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

     “Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Eurodollar Rate” means, for each Interest Period, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) set forth on Telerate Page 3750

(or any replacement page) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on Telerate Page 3750 (or any replacement page), the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of The Royal Bank of Scotland plc in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Lender that is the Agent in respect of such Borrowing and for a period equal to such Interest Period.

     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     “Event of Default” has the meaning specified in Section 7.01.

     “Excepted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Properties or customary landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) any Liens reserved in leases, farmout agreements, exploration agreements, operating agreements or participation agreements for rent, or royalties or other production proceeds and for compliance with the terms of such agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in the title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) minor defects in the chain of title to the Properties that are customarily accepted in the oil and gas industry; provided that none of such defects interfere with the ordinary conduct of the business of any of the Credit Parties or materially detract from the value or use of the Property to which such defects apply.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Existing Second Mortgages” means the collective reference to every Amended and Restated Second Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement from the Borrower to the Trustee named therein and the Agent (or any successor thereto), covering the assets of the Borrower located in the continental United States, as amended prior to the Closing Date.

     “Existing Subordinated Credit Agreement” has the meaning given thereto in the Recitals.

     “Federal Funds Effective Rate” means, with respect to each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Agent on such day from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

     “Financial Statements” means the audited consolidated balance sheet of Brigham Exploration and its consolidated Subsidiaries as at December 31, 2003 and the related consolidated statement of income, stockholders’ equity and cash flow of Brigham Exploration and its consolidated Subsidiaries for the fiscal year ended on such date.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

     “General Partner” has the meaning given thereto in the Preamble.

     “Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

     “Guarantor” means Brigham Exploration, the General Partner, and each Subsidiary of the Borrower.

     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

     “Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option, forward sale or purchase or other contract (excluding sales contracts with fixed or floating prices for Hydrocarbons sold) that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

     “Hydrocarbon Interests” means (a) all oil and gas and/or oil, gas and mineral leases and leasehold interests, fee mineral interests, term mineral interests, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar interests or estates including any reversionary or carried interests relating to any of the foregoing and interests under any exploration agreements, operating agreements and participation agreements, and (b) all production units and drilling and spacing units (and the Properties covered thereby) which may affect all or any portion of such interests including those units and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Federal, state or other governmental body or agency having jurisdiction.

     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons and all products, by-products, and other substances of value derived, refined or separated therefrom.

     “Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders.

     “Incremental Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.01(c), to make Advances to the Borrower.

     “Incremental Commitment Amount” shall mean, at any time, the excess, if any, of (a) $10,000,000 over (b) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.01(c).

     “Independent Engineer” means Cawley, Gillespie & Associates or any other engineering firm reasonably acceptable to either the Agent or the Majority Lenders.

     “Independent Engineering Report” means a report, in form and substance satisfactory to the Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the calculation of Total NPV hereunder, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Lender.

     “Intercreditor and Subordination Agreement” has the meaning given thereto in the Recitals.

     “Interest Coverage Ratio” means, for Brigham Exploration and its consolidated Subsidiaries, as of the end of any fiscal quarter, the ratio of (a) EBITDA calculated for the four fiscal quarters then ended, to (b) Interest Expense for such period.

     “Interest Expense” means, for Brigham Exploration and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

     “Interest Hedge Agreement” means an interest hedge, rate swap, cap or collar, or similar arrangement between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution.

     “Interest Payment Date” has the meaning given thereto in Section 2.09(a).

     “Interest Period” means each three-month period thereafter beginning on the first Business Day of a calendar quarter (i.e., a three month period consisting of (i) January, February and March, (ii) April, May and June, (iii) July, August and September, or (iv) October, November and December) and ending on but not including the first Business Day of the succeeding calendar quarter.

     “Interim Redetermination” is defined in Section 6.22(c).

     “Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the General Partner, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the calculation of Total NPV hereunder, which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the associated capital expenditures and net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by the Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Lender.

     “Investment” means any investment, made directly or indirectly, in any Person, whether by acquisition of Equity Interests, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

     “Lenders” has the meaning given thereto in the Preamble.

     “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

     “Limited Partners” means Brigham Holdings I, LLC, a Nevada limited liability company, and Brigham Holdings II, LLC, a Nevada limited liability company.

     “Majority Lenders” means, at any time, the Agent and Lenders holding at least 75% of the then aggregate unpaid principal amount of the Subordinated Notes held by the Lenders.

     “Margin” means a rate per annum equal to 3.90%; provided however, that for the purpose of Advances made to Borrower pursuant to Section 2.05(d)(ii), the term “Margin” means a rate per annum equal to 2.90%.

     “Material Adverse Change” means (a) a material adverse change in the business, Property (including the Oil and Gas Properties), assets, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on any Credit Party’s ability to perform its obligations under this Agreement, any Subordinated Note, or any other Subordinated Loan Document and (c) a material adverse effect on the validity or enforceability against any Credit Party of any of the Subordinated Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     “Maturity Date” means March 21, 2009.

     “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

     “Non-Proven Reserves” means “Non Proved Reserves” as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

     “NPV” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event:

          (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves,

          (b) appropriate adjustments shall be made for hedging operations; provided that: (i) Hydrocarbon Hedge Agreements with counterparties other than those which at the time such Hydrocarbon Hedge Agreement is made are either (A) a Lender or an Affiliate of a Lender, or (B) a counterparty rated at least A- or better by Standard & Poor’s or A3 or better by Moody’s Investor Services, shall not be taken into account to the extent that such Hydrocarbon Hedge Agreements improve the position of or otherwise benefit the Borrower or any of its Subsidiaries; and (ii) Hydrocarbon Hedge Agreements with counterparties which at the time such Hydrocarbon Hedge Agreement is made are either (A) a Lender or an Affiliate of a Lender, or (B) a counterparty rated at least A- or better by Standard & Poor’s or A3 or better by Moody’s Investor Services, shall not be subject to the limits in clause (c) immediately following,

          (c) the pricing assumptions used in determining NPV for any particular reserves shall be based upon the following price decks: (i) for natural gas, the Gas Strip Price, provided that if any Gas Strip Price is greater than $4.00 per MMBtu, the price shall be capped at $4.00 per MMBtu, and (ii) for crude oil, the Oil Strip Price, provided that if any Oil Strip Price is greater than $27 per barrel, the price shall be capped at $27 per barrel, and

          (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.

As used in this definition, “Gas Strip Price” means, for any calendar year following the effective date of an Engineering Report (or, with respect to the initial partial calendar year following the effective date of any Internal Engineering Report, for such partial year), the unweighted average of the quotations for deliveries of natural gas at Henry Hub, Louisiana for each future month during such year (or partial year) for which a futures price is quoted on the New York Mercantile Exchange (provided that for years after the last December for which such a futures price is quoted, the price used shall be the Gas Strip Price for the year ending with such December), and “Oil Strip Price” means, for any calendar year following the effective date of an Engineering Report (or, with respect to the initial partial calendar year following the effective date of any Internal Engineering Report, for such partial year), the unweighted average of the quotations for deliveries of light, sweet crude oil at Cushing, Oklahoma for each future month during such year (or partial year) for which a futures price is quoted on the New York Mercantile Exchange (provided that for years after the last December for which such a futures price is quoted, the price used shall be the Oil Strip Price for the year ending with such December). Each Gas Strip Price and Oil Strip Price shall be determined as of the effective date of the Engineering Report in which such price is to be used, provided that if such effective date is not a Business Day such determination shall be made on the first Business Day thereafter.

     “Oil and Gas Properties” means (a) all Hydrocarbon Interests to which Proven Reserves are properly attributed; (b) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to such Hydrocarbon Interests, including all oil in tanks; (c) all accounts attributable to such Hydrocarbon Interests (including accounts resulting from the sale of Hydrocarbons attributable to such Hydrocarbon Interests at the wellhead); (d) all operating agreements, contracts, agreements, and other contract rights related to such Hydrocarbon Interests and to the production, sale, purchase, exchange, or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all real and personal Property used directly for or held for use directly for the operation, working, development, exploration, or production of such Hydrocarbon Interests, including all oil and gas gathering, treating, storage, processing, and handling equipment and other assets; and (f) all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

     “Partners” means the General Partner and the Limited Partners.

     “Partnership Agreement” means the Agreement of Limited Partnership of the Borrower among the Partners dated as of December 30, 1997, as heretofore or hereafter amended, supplemented or restated from time to time.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “PDNP NPV” means the NPV of the Proved Developed Nonproducing Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PDNP NPV accordingly.

     “PDP NPV” means the NPV of Proved Developed Producing Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PDP NPV accordingly.

     “Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

     “Permitted Liens” has the meaning given in Section 6.01.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     “Preferred Shareholders” means each of the Persons listed on Schedule 1.01 who hold Capital Stock in Brigham Exploration together with its successors, assigns and transferees of its shares of Capital Stock of Brigham Exploration that are Affiliated Funds of such Preferred Shareholders.

     “Preferred Stock” means the mandatorily redeemable Series A Preferred Stock, $.01 par value, issued by Brigham Exploration prior to the Closing Date.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not intending to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors).

     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

     “Pro Rata Share” means, with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Lenders at such time.

     “Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question; “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions; “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions; and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

     “Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

     “PUD NPV” means the NPV of any Proved Undeveloped Reserves of the Borrower and its Subsidiaries as calculated in the most recently delivered Engineering Report; provided however, that the Agent may use its own appropriate engineering judgment to assess the reserve-related information furnished by Borrower pursuant to Section 5.15, and may recalculate the PUD NPV accordingly.

     “Register” has the meaning set forth in of Section 10.06(c).

     “Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President-Controller, (b) with respect to any Person that is a limited liability company, a manager (or such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, or Vice President-Controller, if any) or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

     “Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Brigham Exploration or warrants, options or other rights to purchase such Equity Interests.

     “Scheduled Redetermination” is defined in Section 6.22(c).

     “SEC “ means the U.S. Securities and Exchange Commission.

     “Second Mortgage” means each Existing Second Mortgage, as amended by the Second Mortgage Amendment or any other mortgage or deed of trust executed by any one or more of the Borrower and its Subsidiaries in favor of the Agent for the ratable benefit of the Agent and the Lenders, as the same may be amended, modified, restated or supplemented from time to time and “Second Mortgages” shall mean all of such Second Mortgage Amendments, mortgages and deeds of trust collectively.

     “Second Mortgage Amendment” means each of the mortgage amendments or deed of trust amendments to be entered into on or before the Closing Date to amend the Existing Second Mortgages, in substantially the form of the attached Exhibit F.

     “Second Pledge Agreements” means each of the Second Amended and Restated Second Pledge Agreements substantially in the form of Exhibit G, executed by each of Brigham Exploration, the General Partner and the Borrower, as the same may be amended, modified, restated or supplemented from time to time.

     “Senior Credit Agreement” has the meaning given thereto in the Recitals.

     “Senior Agent” has the meaning given thereto in the Recitals.

     “Senior Lenders” has the meaning given thereto in the Recitals.

     “Senior Loan Documents” means the Senior Credit Agreement, the notes executed and delivered pursuant to agreements, instruments or documents executed at any time in connection with securing the Senior Obligations, and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with the Senior Credit Agreement.

     “Senior Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

     “Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Subordinated Loan Documents” means this Agreement, the Subordinated Notes, the Subordinated Security Instruments, the Intercreditor and Subordination Agreement and each other agreement, instrument, or document executed by any Credit Party or any of their officers at any time in connection with this Agreement.

     “Subordinated Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

     “Subordinated Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Credit Party to the Agent or the Lenders under the Subordinated Loan Documents.

     “Subordinated Security Instruments” means, collectively, (a) the Second Mortgages, (b) the Second Pledge Agreements, (c) each other agreement, instrument or document executed at any time in connection with the Second Pledge Agreements and the Second Mortgages, and (d) each other agreement, instrument or document executed at any time in connection with securing the Subordinated Obligations.

     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Debt” means all Debt of the Borrower and its Consolidated Subsidiaries; excluding however, any redeemable preferred stock that is permitted to be issued pursuant to Section 6.02(c).

     “Total NPV” means, as of the date of any determination, the sum of (a) 100% of PDP NPV, plus (b) 100% of PDNP NPV, plus (c) 100% of PUD NPV, as each has been most recently determined (including any recalculations of PDP NPV, PDNP NPV and/or PUD NPV made by the Agent in accordance herewith). No category of reserves other than Proved Reserves shall be taken into account in determining Total NPV.

     “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

     “Wells” is defined in Section 5.15(d).

     Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the

Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the Financial Statements. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

     Section 1.04 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

CREDIT FACILITIES

     Section 2.01 Advances.

     (a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement to renew and extend the Advance outstanding under the Existing Subordinated Credit Agreement on the Closing Date in a ratable amount for each Lender not to exceed such Lender’s Commitment. Principal payments made after the Closing Date may not be reborrowed.

     (b) Subordinated Notes. The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Subordinated Note of the Borrower payable to the order of such Lender in an amount equal to such Lender’s Commitment.

     (c) Increase in Commitments.

          (i) The Borrower may, by written notice to the Agent from time to time after the Closing Date, request that the aggregate Commitments be increased by an amount not to exceed the Incremental Commitment Amount at such time by delivering a request to the Agent, who shall deliver a copy thereof to each Lender. Such notice shall set forth (A) the amount of the requested increase in the aggregate Commitments (which shall be in minimum increments of U.S.$1,000,000 and a minimum amount of U.S.$5,000,000 or equal to the remaining Incremental

Commitment Amount), (B) the date on which such increase is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Maturity Date), and (C) the Lenders who have agreed to increase their Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or one or more banks or other entities who have agreed to extend the Commitment by all or a portion of the offered amount (any such bank or other entity referred to in this clause (c) being called an “Augmenting Lender” and, together with the Increasing Lenders, the “Incremental Lenders”) in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed). Any increase in the aggregate Commitments may be made in an amount which is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Incremental Lenders.

          (ii) The Borrower and each Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender or its status as a Lender hereunder. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment evidenced thereby.

          (iii) Each of the parties hereto hereby agrees that the Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the aggregate Commitments pursuant to this Section 2.01(c), the outstanding Advances (if any) are held by the Lenders in accordance with their new Pro Rata Shares. This may be accomplished at the discretion of the Agent (A) by requiring the outstanding Advances to be prepaid with the proceeds of a new Borrowing, (B) by causing Non-Increasing Lenders to assign portions of their outstanding Advances to Incremental Lenders, (C) by permitting the Borrowings outstanding at the time of any increase in the aggregate Commitments pursuant to this Section 2.01(c) to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Borrowings other than in accordance with their new Pro Rata Shares, or (D) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (c) shall be subject to indemnification by the Borrower pursuant to Section 2.12, but otherwise without premium or penalty.

          (iv) Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section 2.01(c) unless, (A) on the date of such increase, the conditions set forth in Section 3.02 shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (B) the Agent shall have received (with sufficient copies for each of the Lenders) an officer’s certificate consistent with those delivered on the Closing Date (or other supplemental resolutions) but dated as of the date of such increase under clauses (a)(ix) through (xii) of Section 3.01, which certificate shall include a certification from a Responsible Officer that the resolutions delivered on the Closing Date remain in full force and effect and authorize the applicable increase in the aggregate commitments.

     (d) Agent Reliance. Unless the Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Agent such Lender’s Pro Rata Share of a Borrowing, the Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with this Agreement and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Lender and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for such day. If such Lender shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

     (e) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     Section 2.02 Intentionally Omitted.

     Section 2.03 Intentionally Omitted.

     Section 2.04 Reduction of the Commitments.

     (a) The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.

     (b) Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

     Section 2.05 Prepayment of Advances.

     (a) Optional. The Borrower may prepay the Advances, without premium or penalty, after giving, by 12:00 p.m. (New York time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances on the same Business Day, irrevocable prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided that each partial prepayment shall be made in an amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining aggregate principal balance outstanding). Full prepayments of the Subordinated Obligations are permitted without restriction of amounts. Notwithstanding the foregoing, no prepayment of the Subordinated Obligations that is inconsistent with the rights and obligations of the Senior Agent and the Senior Lenders under the Intercreditor and Subordination Agreement shall be permitted.

     (b) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of the Advances exceeds the aggregate Commitments, as so reduced. Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment. Each prepayment under this Section 2.05(b) shall be applied to the Advances as provided in Section 2.10(a).

     (c) No Additional Right. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower.

     (d) Illegality. If any Lender shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 p.m. (New York time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made or maintained by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made or maintained by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, and (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, with such Advance to accrue interest at a rate equal to the sum of the Base Rate from time to time in effect thereafter plus the Margin.

     Section 2.06 Repayment of Advances. The Borrower shall repay to the Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

     Section 2.07 Intentionally Omitted.

     Section 2.08 Intentionally Omitted.

     Section 2.09 Interest.

     (a) The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate (or in the case of Section 2.05(d), the Base Rate) for such Interest Period plus the Margin in effect from time to time, payable on the ending day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period (each, an “Interest Payment Date”), provided that:

          (i) upon the occurrence and continuance of an Event of Default, such Advance shall bear interest from the date on which such Event of Default occurred until such Event of Default has been cured or waived, payable on demand, at a rate per annum equal at all times to the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2.00%,

          (ii) any amount of principal, interest, fees or any other amount which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Eurodollar Rate (or in the case of Section 2.05(d), the Base Rate) in effect from time to time plus the Margin plus 2.00%, and

          (iii) any rate charged pursuant to this Section 2.09(b) shall never exceed the Maximum Rate.

     (b) The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest

Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

     Section 2.10 Payments and Computations.

     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Subordinated Notes not later than 12:00 p.m. (New York time) on the day when due in Dollars to the Agent at the location referred to in the Subordinated Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent or a specific Lender pursuant to Section 2.13, Section 2.14, Section 9.05 or Section 10.07, but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

     (b) Computations. All computations of interest based on the Base Rate and of fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Effective Rate shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

     (c) Non-Business-Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Effective Rate for such day.

     Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall notify the Agent and forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 2.12 Breakage Costs. If (a) any default by the Borrower in making any borrowing or continuation of any Eurodollar Rate Advance in accordance with the provisions of this Agreement, (b) any payment of any Eurodollar Rate Advance is made prior to the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.05, the acceleration of the maturity of the Subordinated Notes pursuant to Article VII, or otherwise, or (c) any default by the Borrower in making any prepayment of any Eurodollar Rate Advance after the Borrower has given notice thereof in accordance with the provisions of this Agreement, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Agent, pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

     Section 2.13 Increased Costs.

     (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     (b) Capital Adequacy. If any Lender or the Agent determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 30 days’ prior written notice by such Lender (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for the reduced rate of return on that capital of such Lender (but without duplication of amounts, if any, paid by the Borrower pursuant to Section 2.13(a) above), in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.14 Taxes.

     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or otherwise resides for tax purposes or maintains any Applicable Lending Office or any political subdivision of the jurisdiction, and any branch profits taxes imposed by the United States of America or any similar tax imposed by another jurisdiction in which the Borrower is located, and any withholding or similar taxes imposed by the United States of America, pursuant to laws in effect as of the date the Lender becomes a party to this Agreement, upon any payments to or for the benefit of such Lender under this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Agent’s failure to provide the forms described in Section 2.14(d) and such Lender or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. After a Lender learns of the imposition of Taxes, such Lender will promptly notify Borrower of such Taxes.

     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Subordinated Notes, or the other Subordinated Loan Documents (hereinafter referred to as “Other Taxes”).

     (c) Indemnification. The Borrower indemnifies each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes or Other Taxes were not correctly or legal asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand therefor from the Agent on behalf of itself as Agent or any such Lender. Within 30 days after receipt of a written request by Borrower, a Lender shall, at Borrower’s expense, make a claim to any applicable Governmental Authority for a refund if, in the judgment of such Lender, the making of such claim will not be adverse to it in respect of any taxes as to which it has been indemnified by Borrower and in this Section 2.14 If any Lender, the Agent receives a refund in respect of any Taxes paid by the Borrower under this Section 2.14, such Lender or the Agent, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes) to the Borrower or any other Person.

     (d) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that upon the request of the Borrower it shall deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI, W8-IMY or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Subordinated Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W 9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9 establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such form. Each Lender further agrees to deliver to Borrower and the Agent (i) renewals or additional copies of such forms (or any successor forms) on or before the date that such forms expire or become obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms. For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to this Section 2.14(d) (unless such failure is due to a change in treaty or Legal Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(c) with respect to Taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonable request to assist such Lender to recover such Taxes.

ARTICLE III

CONDITIONS OF LENDING

     Section 3.01 Conditions Precedent to Closing Date. The Closing Date shall occur upon the satisfaction of the following conditions precedent that:

     (a) Documentation. The Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Lenders and, where applicable, in sufficient copies for each Lender:

          i. this Agreement;

          ii. a Subordinated Note payable to the order of each Lender in the amount of its Commitment;

          iii. a Second Pledge Agreement executed by Brigham Exploration and the General Partner;

          iv. the Second Mortgage Amendments and any additional Second Mortgages that may be required pursuant to Section 5.11;

          v. copies of insurance policies or certificates thereof that name the Senior Agent as loss payee or additional insured, as applicable, and the Agent as additional insured, certified by the Borrower’s insurance broker as true and correct copies thereof, and which are otherwise satisfactory to the Agent;

          vi. a favorable opinion dated as of the Closing Date of Thompson & Knight L.L.P., counsel to the Credit Parties, in form and substance satisfactory to the Agent covering such matters as any Lender through the Agent may reasonably request;

          vii. a favorable opinion dated as of the date of the Closing Date of Dubberstein, Heinen & Morris, P.C., Oklahoma counsel to the Credit Parties, in form and substance reasonably satisfactory to the Agent;

          viii. copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of the General Partner (on behalf of the Borrower) of (A) the resolutions of the applicable governing body of the Borrower approving the Subordinated Loan Documents to which the Borrower is a party, (B) the organizational documents of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Subordinated Notes, the Subordinated Security Instruments and the other Subordinated Loan Documents to which the Borrower is a party;

          ix. certificates of a Responsible Officer or the secretary or an assistant secretary of the General Partner certifying the names and true signatures of the officers of the General Partner authorized to sign on behalf of the Borrower this Agreement, the Subordinated Notes, the Subordinated Security Instruments and the other Subordinated Loan Documents to which the Borrower is a party;

          x. copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor (A) the resolutions of the applicable governing body of such Guarantor approving the Subordinated Loan Documents to which it is a party, (B) the organizational documents of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Subordinated Security Instruments, and the other Subordinated Loan Documents to which such Guarantor is a party;

          xi. a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign this Agreement, the Subordinated Security Instruments and the other Subordinated Loan Documents to which such Guarantor is a party;

          xii. certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Credit Parties in all jurisdictions where required by the Agent;

          xiii. a certificate dated as of the date of this Agreement from the Responsible Officer of the General Partner stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

          xiv. the Intercreditor and Subordination Agreement;

          xv. an amendment fee in the amount of 0.15% of the aggregate Commitments for distribution to Lenders in accordance with their pro rata shares;

          xvi. results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware, Oklahoma and Texas from a source acceptable to the Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Agent, other than Permitted Liens;

          xvii. appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

          xviii. payment of the reasonable fees and disbursements of Baker & McKenzie, LLP relating to this Agreement (provided that if such fees and disbursements have not been invoiced to the Borrower at least one day prior to the delivery of this Agreement, such payment will not be a condition to the effectiveness hereof and the Borrower will pay such fees and disbursements promptly after receipt of such an invoice);

          xix. such other documents, governmental certificates, agreements and lien searches as the Agent or any Lender may reasonably request.

     (b) Due Diligence. The Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, including, but not limited, to a review of their Oil and Gas Properties, Subordinated Debt, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

     (c) Payment of Fees. On the date of this Agreement, the Borrower shall have paid all costs and expenses that have been invoiced and are payable pursuant to Section 10.04.

     (d) Delivery of Financial Statements. The Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, and (ii) such other financial information as the Agent or any Lender may reasonably request.

     (e) No Default. No Default shall have occurred and be continuing.

     (f) Representations and Warranties. The representations and warranties contained in Article IV and in each other Subordinated Loan Document shall be true and correct in all respects.

     (g) Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred.

     (h) No Proceeding or Litigation; No Injunctive Relief. Except as described in Schedule 4.07, no action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered against the Borrower or any of its Subsidiaries.

     (i) Consents, Licenses, Approvals, etc. The Agent shall have received true copies (certified to be such by a Responsible Officer of the Borrower or other appropriate Credit Party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Subordinated Loan Documents. In addition, the Credit Parties shall have all such material consents, licenses and approvals required in connection with the continued operation of the Credit Parties, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

     (j) Senior Credit Agreement. The conditions precedent set forth in Section 3.01 of the Senior Credit Agreement shall have been contemporaneously herewith satisfied or waived as of the Closing Date. The Borrower shall have delivered copies of the Senior Loan Documents on or before the Closing Date.

     (k) Subordinated Security Instruments. The Agent shall have received all appropriate evidence required by the Agent and the Lenders in their sole discretion necessary to determine that arrangements have been made for the Agent (for its benefit and the benefit of the Lenders) to have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained (or will be upon the filing and recording of the appropriate Subordinated Security Instruments), as the case may be, and are in full force and effect.

     (l) Title. The Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute the percentage specified in the first sentence of Section 5.13.

     Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing, the following statements shall be true (and each of the giving of the applicable notice of borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (a) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Subordinated Security Instruments, the Guaranties, and each of the other Subordinated Loan Documents are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date); and

     (b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     Each Credit Party jointly and severally represents and warrants as follows:

     Section 4.01 Corporate Existence; Subsidiaries. Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Change. As of the Closing Date, the Credit Parties have no Subsidiaries other than those listed on Schedule 4.01.

     Section 4.02 Corporate Power. The execution, delivery, and performance by each Credit Party of this Agreement, the Subordinated Notes, and the other Subordinated Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) such Credit Party’s governance documents or (ii) any Legal Requirement or any material contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement. At the time of each Advance, such Advance and the use of the proceeds of such Advance will (A) be within the Borrower’s limited partnership powers, (B) have been duly authorized by all necessary partnership action, (C) not contravene (i) the Borrower’s limited partnership agreement or other organizational documents or (ii) any Legal Requirement or any material contractual restriction of any material agreement binding on or affecting the Borrower and (D) not result in or require the creation or imposition of any Lien upon any of the material Property of any Credit Party prohibited by this Agreement.

     Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, the Subordinated Notes, or the other Subordinated Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated hereby or thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

     Section 4.04 Enforceable Obligations. This Agreement, the Subordinated Notes, and the other Subordinated Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party. Each Subordinated Loan Document to which each Credit Party is a party is the legal, valid, and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

     Section 4.05 Financial Statements.

     (a) The Borrower has delivered to the Agent and the Lenders the Financial Statements, and the Financial Statements are correct and complete in all material respects and present fairly the consolidated financial condition of the Credit Parties as of their respective dates and for their respective periods in accordance with GAAP, applied on a consistent basis. As of the date of the Financial Statements, there were no material Debt, trade payables, contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of any Credit Party, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

     (b) Since December 31, 2003, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

     (c) Each of the Credit Parties is Solvent.

     Section 4.06 True and Complete Disclosure. All written information (whether delivered before or after the Closing Date) furnished by or on behalf of any Credit Party to any Lender or the Agent for purposes of or in connection with this Agreement, any other Subordinated Loan Document or any transaction contemplated hereby or thereby, when taken as a whole, is true and accurate in all material respects on the date as of which such information is dated or certified (or, if not dated and certified, as of the date as of which such information is provided) and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading at such time. All projections, estimates and pro-forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates and pro-forma financial information were furnished, but the Credit Parties do not represent and warrant that such projections, estimates or pro forma information is (or will ultimately prove to have been) accurate.

     Section 4.07 Litigation. There is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding affecting any of the Credit Parties before any court, Governmental Authority or arbitrator which (a) both (i) involves the possibility of any judgment or liability against any Credit Party not fully covered by insurance (except for normal deductibles) and (ii) could reasonably be expected to cause a Material Adverse Change or (b) purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Subordinated Note, or any other Subordinated Loan Document. Additionally, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate such Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

     Section 4.08 Taxes.

     (a) Reports and Payments. All Returns (as defined below in Section 4.08(c)) required to be filed by or on behalf of any Credit Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except where any obligation is being contested in good faith and by appropriate proceedings and after adequate reserves for such items have been made in accordance with GAAP. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

     (b) Taxes Definition. “Taxes” in this Section 4.08 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

     (c) Returns Definition. “Returns” in this Section 4.08 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

     Section 4.09 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. None of the Credit Parties or any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, none of the Credit Parties or any member of the Controlled Group would become subject to any liability under ERISA if any Credit Party or any member of the Controlled Group received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has reason to believe that the annual cost during the term of this Agreement to any Credit Party or any other member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

     Section 4.10 Condition of Property; Casualties.

     (a) Subject to the matters set forth in Schedule 4.10, each of the Borrower and its Subsidiaries has good and indefeasible title to all of its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, free and clear of all Liens except for Permitted Liens. Brigham Exploration has good and defensible title to all of the Equity Interests in the General Partner and, directly and indirectly, all of the ownership interests in the Limited

Partners, except for Permitted Liens. Each of the General Partner and the Limited Partners has good and defensible title to all of the Equity Interests in the Borrower, except for Permitted Liens.

     (b) The quantum and nature of the interest of the Borrower and its Subsidiaries in and to its Hydrocarbon Interests as set forth in the most recent Engineering Report includes the entire interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests as of the date of such Engineering Report and are complete and accurate in all material respects as of the date of such Engineering Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower and its Subsidiaries in such Hydrocarbon Interests except as taken into account in such Engineering Report. The ownership of such Hydrocarbon Interests held by the Borrower and its Subsidiaries shall not in any material respect obligate any of such Persons to bear the costs and expenses relating to the maintenance, development, and operations of such Hydrocarbon Interests in an amount in excess of the working interest of such Person in each such Hydrocarbon Interest set forth in the most recent Engineering Report.

     (c) All leases, instruments and agreements comprising the Borrower’s and its Subsidiaries’ Oil and Gas Properties necessary for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases, instruments or agreements, in each case which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries. Neither the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any other party to any leases, instruments or agreements comprising its Oil and Gas Properties evaluated in the most recently delivered Engineering Report, has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such lease, instrument or agreement.

     (d) All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their business are in good repair, working order and condition in all material respects and are maintained as is customary in the oil and gas industry. Since the date of the most recent financial statements delivered pursuant to Section 5.06(a), neither the business nor the Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

     (e) Except as set forth on Schedule 4.10 or as otherwise disclosed in writing to the Agent:

          (i) In each case only with respect to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties that have been assigned a discounted present value equal to or in excess of $2,000,000 in any Engineering Report, (A) all rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to any such Hydrocarbon Interests evaluated in any Engineering Report have been properly and timely paid in the ordinary course of business and (B) all material expenses payable under the terms of the contracts and agreements comprising such Oil and Gas Properties (other than those described above in clause (A)) have been properly and timely paid in the ordinary course of business, except in each case (1) where such payments are being contested in good faith by appropriate proceedings and for which adequate reserves complying with GAAP have been made or (2) for payments the late payment of which could not reasonably be expected to cause a termination or forfeiture of any of the Borrower’s or its Subsidiaries’ rights under any such leases, instruments or agreements comprising any such Oil and Gas Properties or otherwise, individually or in the aggregate, cause a Material Adverse Change;

          (ii) All of the proceeds from the sale of Hydrocarbons produced from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests are being properly and timely paid to the Borrower without suspense, other than any such proceeds the late payment or non-payment of which could not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole; and

          (iii) No material amount of proceeds that has been received by any Credit Party from the sale of Hydrocarbons produced from the Oil and Gas Properties evaluated in the most recently delivered Engineering Report is subject to any claim for any refund or refund obligation, except as permitted under Section 4.14 or Section 6.13.

     Section 4.11 Security Instruments.

     (a) The provisions of each of the Second Pledge Agreements delivered to the Agent are effective to create in favor of the Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and proceeds thereof and upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the grantors party thereto, the Second Pledge Agreements shall constitute an Acceptable Security Interest in all right, title and interest of the applicable Credit Party in such Pledged Collateral and the proceeds thereof.

     (b) On the Closing Date, the Equity Interests listed on Schedule I to each of the Second Pledge Agreements will constitute all the issued and outstanding Equity Interests in the Borrower, the General Partner, the Limited Partners, and the direct and indirect Subsidiaries of the Borrower; all such Equity Interests have been duly and validly issued and are fully paid and nonassessable; and the relevant pledgor of said shares is the record and beneficial owner of said shares.

     (c) The provisions of each Second Mortgage will be effective to grant to the Agent, for the ratable benefit of the Lenders, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrower and its Subsidiaries in the mortgaged property described therein. Once each such Second Mortgage has been recorded in the appropriate recording office, such Second Mortgage will constitute an Acceptable Security Interest in such mortgaged property.

     (d) On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Subordinated Security Instruments will have been made, obtained and taken in all relevant jurisdictions (or are the subject of arrangements, satisfactory to the Agent, to be made, obtained or taken on or promptly after the Closing Date). No other filings or recordings are required in order to perfect the security interests created under any Subordinated Security Instruments.

     Section 4.12 No Burdensome Restrictions; No Defaults.

     (a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any grace period or the giving of notice, or both, would constitute a default under (i) the Senior Credit Agreement or (ii) any other material contract, agreement, lease, or other instrument to which such Credit Party is a party which default could reasonably be expected to cause a Material Adverse Change.

     (b) No Default has occurred and is continuing.

     Section 4.13 Environmental Condition. Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change or materially adversely affect the value of the Collateral taken as a whole:

     (a) Permits, Etc. With respect to its Oil and Gas Properties for which such Credit Party is the operator and with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, to the best of its knowledge, in all material respects, each of the Credit Parties (i) has obtained all Environmental Permits necessary for the ownership and operation of any and all of their respective Properties for which such Credit Party is the operator and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws and other Legal Requirements; (iii) have not received notice of any violation or alleged violation of any Environmental Law or any such Permit; and (iv) are not subject to any actual or contingent Environmental Claim with respect to such Properties.

     (b) Certain Liabilities. None of the present or, to the best knowledge of any Credit Party, previously owned or operated Property of any of the Credit Parties, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; or (ii) is subject to a Lien, other than a Permitted Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located. To the best knowledge of any Credit Party, none of the present or previously owned Property of any of the Credit Parties, wherever located, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

     (c) Certain Actions. Without limiting the foregoing, (i) neither Borrower nor any Subsidiary of Borrower has filed any notice under any Law indicating that any such Person is responsible for the improper Release in the Environment, or the improper storage or disposal of any material amount of any Hazardous Wastes or that any Hazardous Wastes have been improperly released, or are improperly stored or disposed of, upon any Property of any such Person, and (ii) neither Borrower nor any of its Subsidiaries has any known contingent liability under any Environmental Laws.

     Section 4.14 Gas Contracts. Except as set forth in the most recent Engineering Report or in Schedule 4.14, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries (or, in the case of Oil and Gas Properties operated by operators other than the Borrower or its Subsidiaries, to the Borrower’s knowledge after reasonable investigation) that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from their Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

     Section 4.15 Compliance with Laws. Except for any failure to comply with any of the foregoing which would not reasonably be expected to cause a Material Adverse Change, each of the Credit Parties has (a) complied with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (b) obtained all Permits that are necessary for the ownership of any of its Properties or the conduct of their business. Other than exceptions to any of the following that would not reasonably be expected to cause a Material Adverse Change: (i) the prices being received by the Borrower and its Subsidiaries for the production of Hydrocarbons do not violate any material provision of any contract or agreement comprising the Oil and Gas Properties of the Borrower and its Subsidiaries or any Legal Requirement, (ii) where applicable, all of the wells located on the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and production of Hydrocarbons therefrom have been properly classified under appropriate governmental regulations, (iii) all necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Borrower’s and its Subsidiaries’ Hydrocarbon Interests and all other operations related thereto and (iv) all production and sales of the Borrower’s and its Subsidiaries’ Hydrocarbons produced or sold from the Borrower’s and its Subsidiaries’ Hydrocarbon Interests have been made in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

     Section 4.16 Material Agreements. Schedule 4.16 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any material Debt of the Borrower or any of its Subsidiaries, and all obligations of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds (other than operator’s bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.

     Section 4.17 Organizational Documents. The Partnership Agreement has not been terminated, is in full force and effect as of the Closing Date and no default has occurred and is continuing thereunder that could reasonably be expected to cause a Material Adverse Change.

     Section 4.18 Guarantors. All of the Borrower’s Subsidiaries are Guarantors under Article VIII.

     Section 4.19 Insurance. Each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.

     Section 4.20 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.10. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

     Section 4.21 Investment Company Act. Neither Brigham Exploration nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.22 Public Utility Holding Company Act. Neither Brigham Exploration nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.23 Transmitting Utility. Neither Brigham Exploration nor any of its Subsidiaries is a “transmitting utility” or an “interstate gas pipeline company” or a “public service corporation” within the meaning of the laws currently in effect for the States of Texas and/or Oklahoma.

ARTICLE V

AFFIRMATIVE COVENANTS

     So long as any Subordinated Note or any amount under any Subordinated Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Credit Parties agrees to comply with the following covenants.

     Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements; provided that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall use commercially reasonable efforts to obtain, and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

     Section 5.02 Maintenance of Insurance.

     (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Agent, upon written request, full information as to the insurance carried. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Subordinated Security Instruments.

     (b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Agent. All policies of insurance shall name the Agent as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 10 days’ prior written notice to the Agent in the event of the Borrower’s failure to pay any premiums and in all other cases, 30 days’ prior written notice to the Agent. So long as no Default or Event of Default shall have occurred and is continuing, Borrower shall be entitled to retain the proceeds of any insurance policy described above.

     Section 5.03 Preservation of Corporate Existence, Etc. Each of the Credit Parties shall preserve and maintain its corporate, limited partnership or limited liability company, as applicable, existence, and all of its material rights, franchises, and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to cause a Material Adverse Change.

     Section 5.04 Payment of Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, could by law become a Lien upon its Property; provided that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

     Section 5.05 Inspection; Books and Records. Upon reasonable notice, each Credit Party shall permit the Agent or any of its agents or representatives, during normal business hours, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, such Credit Party, and (b) discuss the affairs, finances and accounts of such Credit Party with any of their respective officers or directors, all to the extent reasonably requested by the Agent. Each Credit Party shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities.

     Section 5.06 Reporting Requirements. The Borrower shall furnish, or shall cause the applicable Credit Party to furnish, to the Agent and each Lender:

     (a) Annual Financials of Brigham Exploration. As soon as available, but in any event within 90 days after the end of each fiscal year of Brigham Exploration or sooner if required by the SEC, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such fiscal year, and the related consolidated and unaudited consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Agent which opinion shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated

Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception;

     (b) Quarterly Financials of Brigham Exploration. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Brigham Exploration and its consolidated Subsidiaries (or sooner if required by the SEC), consolidated statements of income, stockholders’ equity, changes in financial position and cash flow of Brigham Exploration and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Brigham Exploration and its consolidated Subsidiaries as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 and accompanied by the certificate of a Responsible Officer of Brigham Exploration, which certificate shall state that such financial statements fairly present the consolidated financial position and results of operations of Brigham Exploration and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for such period (subject to normal year-end audit adjustments);

     (c) Compliance Certificates. Concurrently with the delivery of each of the financial statements referred to in Section 5.06(a) and Section 5.06(b), a Compliance Certificate executed by a Responsible Officer of Brigham Exploration;

     (d) Insurance Certificates. Concurrently with the annual renewal thereof, insurance certificates naming the Agent additional insured and evidencing insurance which meets the requirements of this Agreement and the Subordinated Security Instruments;

     (e) Notice of Defaults. As soon as possible after the occurrence of a Default known to any Responsible Officer of any Credit Party which is continuing on the date of such statement, a statement of a Responsible Officer setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto;

     (f) Material Changes. Prompt written notice of any condition or event of which any Responsible Officer of any Credit Party has knowledge, which condition or event has resulted in or could reasonably be expected to cause a Material Adverse Change;

     (g) Annual Capital Expenditures Budget. As soon as available and in any event prior to January 31, a one- year capital expenditure projection for Brigham Exploration and its Subsidiaries in form and substance acceptable to the Agent for the following fiscal year;

     (h) Litigation. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting any Credit Party which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, (ii) any material litigation or proceeding against the Borrower or any of its Subsidiaries in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles), or in which injunctive or similar relief is sought or (iii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any of its Subsidiaries if the value of such claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000 (excluding liabilities to the extent covered by insurance unless the insurer has disputed that such insurance covers such liabilities);

     (i) Environmental. Prompt written notice of any threatened action, investigation or inquiry by any Governmental Authority of which any Responsible Officer of any Credit Party has knowledge in connection with any Environmental Laws with respect to the Property of the Borrower or any of its Subsidiaries, excluding routine testing, compliance and corrective action;

     (j) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (excluding routine correspondence) submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any Credit Party, and a copy of any response by any Credit Party to such letter or report;

     (k) Securities Law Filings and other Public Information. Promptly, upon its becoming available, each financial statement, notice, proxy material, reports and other information which any Credit Party sends to the holders of its respective public securities generally, files with or received from the SEC (excluding correspondence and other information received from the SEC concerning draft registration statements), or otherwise makes available to the public or the financial community generally;

     (l) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

     (m) ERISA Information and Compliance. Promptly furnish, and will cause any ERISA Affiliate to promptly furnish, (i) if requested by the Agent promptly after the filing thereof with the United States Secretary of Labor, the Interest Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the General Partner or such ERISA Affiliate specifying the nature thereof, what action the borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan; and

     (n) Acquisition Information. Concurrently with the delivery of each of the financial statements referred to in Section 5.06(a) and Section 5.06(b), a list of any Properties consisting of Oil and Gas Properties purchased by the Borrower or any of its Subsidiaries during the previous fiscal quarter other than in the ordinary course of business for a price equal to or greater than $5,000,000 for any single transaction or group of related transactions or $10,000,000 in the aggregate during the previous twelve months (unless previously disclosed), together with such other information regarding such Oil and Gas Properties as Agent or any Lender may reasonably request; and

     (o) Other Information. Subject to any applicable restrictions on disclosure, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Credit Parties (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as any Lender through the Agent may from time to time reasonably request. The Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Agent pursuant to the terms of this Agreement.

Documents required to be delivered pursuant to Section 5.06(a), (b) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Brigham Exploration posts such documents, or provides a link thereto on Brigham Exploration’s website on the Internet; or (ii) on which such documents are posted on Brigham Exploration’s behalf on an Internet or intranet website (such as “Edgar”), if any, to which each Lender and the Agent have access (whether a commercial third-party website or whether sponsored by the Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.06(c) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     Section 5.07 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, (a) develop and operate its Oil and Gas Properties in a good and workmanlike manner as is customary in the oil and gas industry, and observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business; (b) comply in all material respects with all contracts and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons and accompanying elements therefrom; (c) maintain, preserve, and keep all operating equipment used with respect to its Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted) in a good and workmanlike manner as is customary in the oil and gas industry, and (d) with respect to its Oil and Gas Properties that are operated by operators other than the Borrower or a Subsidiary, (i) seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements and (ii) cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner as is customary in the oil and gas industry.

     Section 5.08 Environmental Laws. To the extent that a reasonably prudent owner or operator would do so under the same or similar circumstances, the Borrower shall, and shall cause each of its Subsidiaries to establish and implement such procedures as may be reasonably necessary to periodically determine and assure that any failure of the following does not cause a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws; (ii) no Hazardous Substances or Hazardous Wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Substance will be released on or to any such Property in a quantity equal to or exceeding that quantity that requires reporting under CERCLA, and (iv) no Hazardous Substances or Hazardous Wastes is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. With respect to Oil and Gas Properties owned by the Borrower and/or any of its Subsidiaries, but with respect to which neither the Borrower nor a Subsidiary is the operator, the Borrower shall use commercially reasonable efforts to cause the operator of such Oil and Gas Properties to establish and implement procedures and take any actions required of the Borrower under this Section 5.08.

     Section 5.09 Payment of Trade Payables. Each of the Credit Parties shall pay, and shall cause each of its Subsidiaries to pay, all of their customary trade payables incurred in the ordinary course of business now or hereafter incurred within 90 days of the date the invoice is received by such Credit Party, unless subject to legal offset or unless being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefor.

     Section 5.10 Use of Proceeds. The Borrower shall use the proceeds of the Advances (a) to refinance Debt under the Existing Subordinated Credit Agreement and (b) for other general partnership purposes.

     Section 5.11 Additional Collateral. The Borrower will grant, and will cause each of its Subsidiaries to grant, to the Agent an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries, constituting 80% of the discounted net present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Agent.

     Section 5.12 New Subsidiaries. Within 10 days after (a) the date of the creation of any new Subsidiary of Brigham Exploration or the Borrower, or (b) the purchase by Brigham Exploration, the Borrower, or any of its other Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Subsidiary of Brigham Exploration or of the Borrower permitted by this Agreement, Brigham Exploration or the Borrower, as applicable, shall, in each case, cause (i) such Person to execute and deliver to the Agent (with sufficient originals for each applicable Lender) a joinder agreement to this Agreement in form and substance acceptable to the Agent, a Second Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Second Mortgages (if such new Subsidiary owns Oil and Gas Properties and if such Second Mortgages are otherwise required under Section 5.11), and such other Subordinated Security Instruments as the Agent or any Lender may reasonably request (to the extent such other Subordinated Security Instruments are required to be delivered under the terms of this Agreement), in each case to secure the Subordinated Obligations together with evidence of corporate authority to enter into and such legal opinions in relation to such joinder agreement, Second Pledge Agreement, Second Mortgages and other Subordinated Security Instruments as the Agent may reasonably request, and (ii) the stockholder of such new Subsidiary to execute a Second Pledge Agreement pledging its interests in the Equity Interests of such new Subsidiary to secure the Subordinated Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Second Pledge Agreement as the Agent may reasonably request.

     Section 5.13 Title. As of the Closing Date, the Agent shall have received title opinions, title reports or other title due diligence reflecting that the Borrower has title reasonably satisfactory to the Agent in such Oil and Gas Properties of the Borrower and its Subsidiaries constituting 80% of the Borrower’s and its Subsidiaries’ proved, developed, producing Hydrocarbon reserves and proved, developed, nonproducing Hydrocarbon reserves (each as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) as determined by the Agent. With respect to Oil and Gas Properties acquired after the Closing Date or not previously included in the Borrowing Base, and to the extent necessary to allow the Agent to achieve the percentage described in the preceding sentence, the Borrower shall from time to time upon the reasonable request of the Agent, take such actions and execute and deliver such documents and instruments as the Agent shall require to ensure that the Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it), title reports, or other title due diligence, which title diligence shall be in form and substance reasonably acceptable to the Agent and shall include information regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries.

     Section 5.14 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the execution and delivery of the Subordinated Loan Documents, including, without limitation, the Subordinated Security Instruments and this Agreement. The Borrower hereby authorizes the Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Subordinated Loan Documents. The Borrower at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary of the Borrower, as the case may be, in the Subordinated Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Subordinated Notes, or to correct any omissions in the Subordinated Loan Documents, or to state more fully the security obligations set out herein or in any of the Subordinated Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Subordinated Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Agent to exercise and enforce its rights and remedies with respect to any Collateral.

     Section 5.15 Delivery of Engineering Reports.

     (a) The Borrower shall deliver to the Agent and each of the Lenders on or before each February 15, beginning February 15, 2005, an Independent Engineering Report dated effective as of the immediately preceding December 31, together with such other reports, data and supplemental information as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

     (b) The Borrower shall deliver to the Agent and each Lender on or before each August 15, beginning August 15, 2005, an Internal Engineering Report dated effective as of the immediately preceding June 30, together with such other reports, data and supplemental information as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

     (c) If any Interim Redetermination is ever requested, the Borrower shall deliver to the Agent and each Lender on or before the 30th day after such request, an Internal Engineering Report dated effective as of the calendar month most recently ended prior to the delivery of such report, and such supporting information with respect thereto as may be reasonably requested by the Agent with respect to the Oil and Gas Properties included or to be included in the calculation of Total NPV hereunder.

     (d) With the delivery of each Engineering Report, the Borrower shall furnish to the Agent and the Banks a certificate from a Responsible Officer certifying that: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), (iii) none of the Borrower’s or its Subsidiaries’ Oil and Gas Properties have been sold since the date of the most recently delivered Engineering Report except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Agent, and (iv) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”) were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells.

ARTICLE VI

NEGATIVE COVENANTS

     So long as any Subordinated Note or any amount under any Subordinated Loan Document shall remain unpaid or any Lender shall have any Commitment, each of the Credit Parties agrees to comply with the following covenants.

     Section 6.01 Liens, Etc. None of the Credit Parties shall create, assume, incur, or suffer to exist, or permit any of their Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Credit Parties may create, incur, assume, or suffer to exist the following (collectively, the “Permitted Liens”):

     (a) Liens securing the Subordinated Obligations;

     (b) Liens securing the Senior Obligations;

     (c) Excepted Liens;

     (d) Liens securing leases allowed under Section 6.02(f) but only on the Property under lease;

     (e) Liens disclosed on Schedule 6.01; and

     (f) any encumbrances permitted under the terms of any Second Mortgage.

     Section 6.02 Debts, Guaranties, and Other Obligations. None of the Credit Parties shall, and none of the Credit Parties shall permit any of their Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

     (a) the Senior Obligations;

     (b) the Subordinated Obligations;

     (c) Debt existing on the Closing Date that is reflected in the Financial Statements or is disclosed on Schedule 6.02, and any renewals or extensions (but not increases) thereof;

     (d) Accounts payable for the deferred purchase price of Property or services (other than customary trade payables incurred in the ordinary course of business) from time to time incurred in the ordinary course of business which, if greater than 90 days past the date the invoice is received by such Credit Party, are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

     (e) Debt owing by a Credit Party to any other Credit Party which is subordinated to the Subordinated Obligations pursuant to subordination provisions in form and substance acceptable to the Agent;

     (f) Debt of the Borrower under Capital Leases not to exceed $5,000,000 at any one time outstanding;

     (g) Debt of the Borrower under Hydrocarbon Hedge Agreements or Interest Hedge Agreements that is made (i) with a Person that is, at the time such Hydrocarbon Hedge Agreement or Interest Hedge Agreement is made, either a Lender, a Senior Lender or an Affiliate of a Lender or a Senior Lender, or (ii) with another counterparty rated at least A- or better by S&P or A3 or better by Moody’s, provided that the aggregate notional amounts under all such Hydrocarbon Hedge Agreements (other than Hydrocarbon Hedge Agreement that are floors) do not exceed 80% of the Borrower’s proved, developed, producing Hydrocarbon reserves (as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association) to be produced during the term of such Hydrocarbon Hedge Agreements and that such Hydrocarbon Hedge Agreements are entered into as a part of its normal business operations as risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ operations;

     (h) Debt of the Borrower and its Subsidiaries (i) associated with bonds or surety obligations required by Legal Requirements in connection with the operation of the Oil and Gas Properties and (ii) associated with the financing of insurance premiums;

     (i) Debt of the Borrower described in Schedule 6.02(i) and such other Debt of the Borrower related to the acquisition of software and licensing rights related thereto that does not exceed $500,000 at any one time outstanding;

     (j) Debt of the Borrower with respect to payments in kind of accrued dividends on Preferred Stock of the Borrower held by the Preferred Shareholders; and

     (k) Debt that is not described in subsections (a) through (j) above and that together with all Debt of the Borrower allowed under subsection (i) above does not exceed $5,000,000 at any one time outstanding.

     Section 6.03 Agreements Restricting Liens and Distributions. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than the Senior Loan Documents and the Subordinated Loan Documents) that in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Subordinated Obligations, except for customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements or (b) any Subsidiary from paying dividends or making any other distribution to the Borrower, or otherwise transferring assets to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

     Section 6.04 Merger or Consolidation. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to (a) merge or consolidate with or into any other Person, or (b) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (i) if either Brigham Exploration or the Borrower is a party to such merger or consolidation, then Brigham Exploration or the Borrower, as the case may be, shall be the continuing Person, (ii) a Subsidiary of the Borrower may merge with or into the Borrower or a wholly owned Subsidiary of the Borrower (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), (iii) a Subsidiary of the Borrower may transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another wholly owned Subsidiary of the Borrower (provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor), and (iv) a Subsidiary of Brigham Exploration (other than the Borrower and its Subsidiaries) may merge with or into Brigham Exploration or a wholly owned Subsidiary of Brigham Exploration (provided that if either of such Subsidiaries is a Guarantor, the surviving entity shall be a Guarantor), provided in each case that (A) no Event of Default exists or no Default would be caused thereby, and (B) if any Collateral is transferred pursuant to this Section 6.04, the Borrower shall provide the Agent with ten Business Days’ written notice prior to such transfer, and the Borrower or such Guarantor, as the case may be, owning the Collateral after such transfer shall ratify and confirm the Lien on such Collateral and shall take all action reasonably requested by the Agent in respect of the continued priority and perfection of the Lien over such Collateral.

     Section 6.05 Sales of Assets. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of its Subsidiaries to, discount or sell (with or without recourse) any of their notes receivable or accounts receivable, except in the ordinary course of business. The Borrower shall not, nor shall it permit any of its Subsidiaries to sell, assign, farm-out, convey or otherwise transfer (collectively, a “Disposition”) any Hydrocarbon Interests except for (a) Dispositions of Hydrocarbons in the ordinary course of business, (b) Dispositions of equipment that is no longer necessary for the business of such Person or contemporaneously replaced by equipment of at least comparable value and use, (c) Dispositions permitted under Section 6.04, (d) Dispositions of Properties by a Credit Party to another Credit Party, (e) Dispositions of Oil and Gas Properties made in arm’s length transactions for fair market value, not exceeding $7,500,000 in any period of twelve consecutive calendar months in the aggregate or (f) Dispositions (other than farm-outs) of Non-Proven Reserves made in arm’s length transactions for fair market value, not exceeding $7,500,000 in any period of twelve consecutive calendar months in the aggregate, provided that with respect to subsections (c), (d), (e) and (f) of this Section 6.05, no Default or Event of Default has occurred and is continuing or would result from such sale.

     Section 6.06 Restricted Payments. Neither Brigham Exploration nor the Borrower shall make any Restricted Payments except as permitted under Section 6.07(a)(iii).

     Section 6.07 Investments and Acquisitions.

     (a) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, make or permit to exist any Investment, except:

          (i) Investments, loans or advances reflected in the Financial Statements or that are disclosed to the Lenders in Schedule 6.07;

          (ii) Investments in Cash Equivalents; and

          (iii) Investments by any Credit Party in the Borrower or a Person that is or will become within 10 Business Days after the making of such Investment a Guarantor in accordance with Section 5.12 or that will, within ten (10) Business Days after the making of any such Investment merge or consolidate into such Credit Party, provided that the Borrower may only make Investments to Brigham Exploration or any Partner to pay federal or state taxes owing by any of them, payroll and payroll related taxes and other reasonable general and administrative expenses, or consisting of forgiveness of indebtedness;

     (b) None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, purchase any Oil and Gas Properties not evaluated in the most recently delivered Engineering Report in an aggregate amount in excess of $10,000,000 in any period of twelve consecutive calendar months. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, purchase any Properties (other than Oil and Gas Properties) other than in the ordinary course of business in an aggregate amount in excess of $10,000,000 in any period of twelve consecutive calendar months.

     Section 6.08 Affiliate Transactions. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than any transaction between the Borrower, any Credit Party, or any Subsidiary of the Borrower) unless such transaction or series of transactions is not in violation of this Agreement and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not such an Affiliate.

     Section 6.09 Compliance with ERISA. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, directly or indirectly, (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in excess of $500,000; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result reasonably be expected to result in any liability to any Credit Party or any ERISA Affiliate to the PBGC in excess of $500,000; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency in excess of $500,000 within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan maintained by any Credit Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $500,000; (f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Credit Party or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA which in the aggregate for all such liabilities exceeds $500,000; (i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or (j) amend or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Credit Party or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

     Section 6.10 Sales and Leasebacks. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Credit Party shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property sold or transferred, except for sales and leasebacks of compression, processing, gathering or other similar equipment in an aggregate amount not to exceed $2,000,000 in any period of twelve consecutive calendar months provided that no Default or Event of Default has occurred and is continuing or would result from such sale and leaseback.

     Section 6.11 Change of Business. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company

     Section 6.12 Use of Proceeds. The Borrower will not permit the proceeds of any Advance to be used for any purpose other than those permitted by Section 5.10. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, any action which might cause any of the Subordinated Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

     Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. Except as set forth in Schedule 4.14, the Borrower shall not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries that would require the Borrower and its Subsidiaries to deliver 2.5% or more of the aggregate calendar quarter production from the Borrower’s and its Subsidiaries’ Hydrocarbons produced on a calendar quarter basis from such Hydrocarbon Interests at some future time without then or thereafter receiving full payment therefor.

     Section 6.14 Additional Subsidiaries. Except as otherwise permitted by Section 6.07, none of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create any additional Subsidiaries or make any additional Investment in a Subsidiary unless such Credit Party has complied with Section 5.12. Except as otherwise permitted by Section 6.07(a)(iii), no assets may be transferred to a Subsidiary that is not a Guarantor.

     Section 6.15 Limitation on Leases. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal including Capital Leases but excluding leases of Hydrocarbon Interests and the equipment used thereon), under leases or lease agreements that would cause the aggregate amount of all payments made by the Credit Parties and their Subsidiaries pursuant to all such leases or lease agreements to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

     Section 6.16 Equity Interests of Partners. Brigham Exploration will not permit any of Equity Interests of any of the Partners to be owned or controlled by any Person other than Brigham Exploration or another Partner, except pursuant to a transaction otherwise permitted under Section 6.04.

     Section 6.17 Change of Name; Fiscal Year; Accounting Method. None of the Credit Parties shall, nor shall any of the Credit Parties permit any of their Subsidiaries to, change its name, fiscal year or method of accounting except as required by GAAP; provided that any Credit Party may change its name if such Credit Party has given the Agent at least 30 days’ (unless otherwise consented to by the Agent) prior written notice of such name change and taken such action as the Agent deems reasonably necessary to continue the perfection of the Liens securing payment of the Subordinated Obligations.

     Section 6.18 Current Ratio. Brigham Exploration shall not permit the ratio of (a) its consolidated current assets of Brigham Exploration and its consolidated Subsidiaries to (b) their consolidated current liabilities to be less than 1.00 to 1.00 at any time. For purposes of this Agreement, “consolidated current assets” and “consolidated current liabilities” shall be determined in accordance with GAAP, except that (a) consolidated current assets and consolidated current liabilities will be calculated without including any amounts resulting from the application of FASB Statements 133 or 143, (b) the Unused Commitment Amount (as defined in the Senior Credit Agreement) shall be treated as a consolidated current asset, and (c) the consolidated current liabilities will exclude current maturities of long-term debt.

     Section 6.19 Interest Coverage Ratio. Brigham Exploration shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter (calculated quarterly at the end of each fiscal quarter) to be less than 3.0 to 1.0 for the twelve-month period ending at the end of each such fiscal quarter.

     Section 6.20 Restrictions on Limited Partners. Brigham Exploration shall not permit either of the Limited Partners to hold any Properties other than the limited partner interests in the Borrower.

     Section 6.21 Advance Payment Contracts. None of the Credit Parties will enter into or be a party to any Advance Payment Contract with respect to any Properties.

     Section 6.22 Calculated Total NPV to Total Debt Ratio.

     (a) The Borrower will not at any time on or after December 31, 2004 permit the ratio of Calculated Total NPV to Total Debt to be less than 1.5 to 1.0.

     (b) Upon (i) any change to Calculated Total NPV pursuant to a Scheduled Redetermination or an Interim Redetermination or (ii) the incurrence of any Debt (other than redeemable preferred stock that is permitted to be issued pursuant to Section 6.02(c)) by the Borrower or any of its consolidated Subsidiaries, the Borrower will promptly, but in any event within fifteen (15) days after any such event (or with respect to a Scheduled Redetermination or an Interim Redetermination, if later, fifteen (15) days after Borrower’s receipt of Agent’s notification of the Calculated Total NPV under Section 6.22(c)), deliver a certificate of the chief financial officer of the General Partner setting forth the Total Debt of the Borrower and the Calculated Total NPV, both prior to and after giving effect to such event, and demonstrating compliance with Section 6.22(a), provided that no such certificate need be delivered in connection with any borrowing under the Senior Credit Agreement if immediately following such borrowing the Borrower remains in compliance with the covenant set out in Section 6.22(a).

     (c) Calculated Total NPV shall be calculated semi-annually in accordance with this Section 6.22, promptly following the delivery of each Engineering Report pursuant to Section 5.15(a) and (b), but in any event not later than April 30th of each year in the case of Engineering Reports delivered pursuant to Section 5.15(a) and October 31st of each year in the case of Engineering Reports delivered pursuant to Section 5.15(b), commencing April 30, 2005 (a “Scheduled Redetermination”). In addition, the Borrower may, by notifying the Agent thereof, and the Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Calculated Total NPV to be calculated between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 6.22. Promptly after receiving each Engineering Report delivered in connection with a Scheduled Redetermination or Interim Redetermination, and using the calculations of PDP NPV, PDNP NPV and PUD NPV contained therein (as well as any recalculations thereof made by Agent as provided for in the definitions of PDP NPV, PDNP NPV and PUD NPV) the Agent shall make any exclusions required pursuant to clauses (a) and (b) of the above definition of Calculated Total NPV and shall notify the Borrower and each Lender of the resulting Calculated Total NPV. Such Calculated Total NPV shall thereupon be used for the purposes of Section 6.22(a) until a new Calculated Total NPV is calculated or estimated pursuant to this Agreement. Each determination of Calculated Total NPV shall be made as of the date of the applicable Engineering Report.

     (d) In the event that the Borrower does not furnish to the Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (a), (b) or (c) of Section 5.15, as applicable, by the date specified in such clause, the Agent may, based on the information available to it, estimate the Total NPV and the resulting Calculated Total NPV from time to time thereafter until the Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, as applicable, or other information. Such estimated Calculated Total NPV shall thereupon be used for the purposes of Section 6.22(a) until a new Calculated Total NPV is calculated or estimated pursuant to this Agreement.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Subordinated Loan Document:

     (a) Payment. The Borrower shall fail to (i) pay any principal of any Advance when the same becomes due and payable, or (ii) pay any interest on any Subordinated Note, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Subordinated Obligations, this Agreement or any of the other Subordinated Loan Documents within three Business Days after the same becomes due and payable;

     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by any Credit Party in this Agreement or in any other Subordinated Loan Document, or (ii) by any Credit Party in connection with this Agreement or any other Subordinated Loan Document, shall prove to have been incorrect in any material and adverse respect when made or deemed to be made;

     (c) Covenant Breaches. Any Credit Party shall fail to perform or observe (i) any covenant contained in Section 5.02(a), Section 5.06(e), Section 5.12 or Article VI of this Agreement or (ii) any other term or covenant set forth in this Agreement or in any other Subordinated Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after notice of such breach or failure has been given to the Borrower by the Agent or any of the Lenders (through the Agent);

     (d) Cross Defaults. (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default (but excluding Debt evidenced by the Subordinated Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument (including, without limitation, the Senior Credit Agreement) relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Credit Parties so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or optional prepayment), prior to the stated maturity thereof;

     (e) Insolvency. Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e);

     (f) Judgments. Any judgment or order for the payment of money in excess of $5,000,000 (excluding liabilities to the extent covered by insurance unless the insurer has disputed that such insurance covers such liabilities) shall be rendered against any Credit Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) Subordinated Loan Documents. Any provision of any Subordinated Loan Document shall for any reason cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with their terms or cease in any material respect to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent otherwise permitted by this Agreement, or any Credit Party shall so state in writing;

     (h) Brigham Exploration. Any Change of Control shall occur; or

     (i) Operator. The Borrower ceases to be the primary operating entity for Brigham Exploration and its Subsidiaries and the Borrower and its Subsidiaries cease to be the only Brigham Exploration entities owning Oil and Gas Properties.

     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event:

     (a) the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Subordinated Notes, and the other Subordinated Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

     (b) the Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Subordinated Security Instruments, this Agreement, and any other Subordinated Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur:

     (a) (i) the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Subordinated Notes, and the other Subordinated Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

     (b) the Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Subordinated Security Instruments, this Agreement, and any other Subordinated Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

     Section 7.04 Right of Set off. Upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Subordinated Notes held by the Agent or such Lender, and the other Subordinated Loan Documents, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement, such Subordinated Notes, or such other Subordinated Loan Documents, and although such obligations may be unmatured. The Agent and each Lender agrees to promptly notify the Borrower after any such set off and application made by the Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Agent and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set off) that the Agent or such Lender may have.

     Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

     Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Agent pursuant to this Agreement or any other Subordinated Loan Document, the exercise of any rights or remedies under any Subordinated Security Instrument or any other agreement with the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which secures any of the Subordinated Obligations, shall be applied in the following order:

     (a) First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Subordinated Obligations, due to the Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Subordinated Loan Document, any Subordinated Security Instrument or other collateral documents, and any applicable law;

     (b) Second, to the ratable payment of accrued but unpaid commitment fees under this Agreement and the Subordinated Notes;

     (c) Third, to the ratable payment of accrued but unpaid interest on the Advances owing under this Agreement and the Subordinated Notes;

     (d) Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Subordinated Obligations then due and payable which relate to Advances and which are owing to the Agent and the Lenders; and

     (e) Fifth, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE GUARANTY

     Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Subordinated Obligations.

     Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Subordinated Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Subordinated Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Subordinated Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Subordinated Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Subordinated Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Subordinated Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Subordinated Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Agent and any subsequent holder of any of the Subordinated Obligations and shall not be discharged by the assignment or negotiation of all or part of the Subordinated Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

     Section 8.03 Agent’s Rights. Each Guarantor authorizes the Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Subordinated Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine, and to obtain a guaranty of the Subordinated Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

     Section 8.04 Guarantor’s Waivers.

     (a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Subordinated Obligations, (ii) enforce any of their rights against any other guarantor of the Subordinated Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Subordinated Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Subordinated Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Subordinated Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Subordinated Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Subordinated Loan Documents shall be in the sole and absolute discretion of the Agent, and no delay by the Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

     (b) Subrogation. Until the Subordinated Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Agent or any Lender.

     Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Subordinated Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Agent, jointly and severally pay to the Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Agent to give this notice shall not in any way release any Guarantor hereunder.

     Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Subordinated Obligations after notice from the Agent of the Borrower’s failure to pay any Subordinated Obligations at maturity, and if the Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Agent the Agent’s reasonable attorneys’ fees.

     Section 8.07 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Subordinated Obligations guaranteed hereby shall be primary and not secondary.

     Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

     (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Subordinated Obligations, or of the Subordinated Notes, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Subordinated Obligations;

     (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Subordinated Obligations;

     (c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Subordinated Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;

     (d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Subordinated Obligations, or any document or agreement executed in connection with the Subordinated Obligations, for any reason whatsoever, including without limitation the fact that the Subordinated Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Subordinated Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Subordinated Obligations acted in excess of their authority, the Subordinated Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Subordinated Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Subordinated Obligations (or the execution, delivery and performance of any document or instrument representing part of the Subordinated Obligations or executed in connection with the Subordinated Obligations, or given to secure the repayment of the Subordinated Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Subordinated Obligations have been forged or otherwise are irregular or not genuine or authentic;

     (e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Subordinated Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Subordinated Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Subordinated Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Subordinated Obligations, or the Lenders will look to other parties to perform the Subordinated Obligations.

     (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Subordinated Obligations;

     (g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Subordinated Obligations;

     (h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

     (i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Subordinated Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Subordinated Obligations;

     (j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or

     (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Subordinated Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Subordinated Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Subordinated Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Subordinated Obligations.

     Section 8.09 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Subordinated Obligations. Until the Subordinated Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims during the occurrence and the continuance of an Event of Default.

     Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders, subject to the prior rights of the Senior Agent and the Senior Lenders. Should the Agent or any Lender receive, for application upon the Subordinated Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Subordinated Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Subordinated Obligations, and such subrogation shall be with respect to that proportion of the Subordinated Obligations which would have been unpaid if the Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

     Section 8.11 Payments Held in Trust. In the event that notwithstanding Section 8.09 and Section 8.10, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent or the Senior Agent, and each Guarantor covenants promptly to pay the same to the Agent or the Senior Agent.

     Section 8.12 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Subordinated Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Agent or the Lenders presently exist or are hereafter created or attach.

     Section 8.13 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.

ARTICLE IX

THE AGENT

     Section 9.01 Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Subordinated Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Subordinated Loan Document (including, without limitation, enforcement or collection of the Subordinated Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Subordinated Notes; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Subordinated Loan Document, or applicable law.

     Section 9.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (including the Agent’s own negligence) by it or them under or in connection with this Agreement or the other Subordinated Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Subordinated Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Subordinated Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Subordinated Loan Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Subordinated Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Subordinated Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 9.03 The Agent and Its Affiliates. With respect to its Commitments, the Advances made by it and the Subordinated Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

     Section 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the

Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 9.05 Indemnification. The Lenders severally agree to indemnify the Agent and each Affiliate thereof and its directors, officers, employees, and agents (to the extent not reimbursed by the Credit Parties), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement or any other Subordinated Loan Document (including the Agent’s own negligence), and including, without limitation, environmental liabilities, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Subordinated Loan Document, to the extent that the Agent is not reimbursed for such by the Credit Parties, provided that no Lender shall be liable for any portion of such out-of-pocket expenses (including counsel fees) incurred by the Agent as a result of the Agent’s gross negligence or willful misconduct.

     Section 9.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders upon receipt of written notice from the Majority Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Majority Lenders’ removal of the resigning Agent, then the resigning Agent may, on behalf of the Lenders and the Borrower, appoint a successor Agent, which shall be, in the case of a successor agent, a commercial bank having a combined capital and surplus of at least $500,000,000.00. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Subordinated Loan Documents. After any resigning Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Subordinated Loan Documents.

     Section 9.07 Collateral Matters.

     (a) The Agent is authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any actions with respect to any Collateral or Subordinated Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Subordinated Security Instruments. The Agent is further authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Subordinated Loan Documents or applicable Legal Requirements.

     (b) Each of the Lenders irrevocably authorizes the Agent to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all outstanding Advances and all other Obligations payable under this Agreement and under any other Subordinated Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Subordinated Loan Documents; (iii) constituting property in which any Credit Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Oil and Gas Properties to which no Proven Reserves are attributed that currently are encumbered under the Mortgage Amendments; (v) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as required by Section 10.01 or (vi) as otherwise permitted by this Agreement. Upon the request of the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.07. The Agent hereby agrees, from time to time upon the prior written request of the Borrower, to execute and deliver such releases and/or termination documents as may be necessary to effectively release any and all of the Liens granted to or held by the Agent upon any Collateral described in this Section 9.07(b).

     (c) The powers conferred on the Agent under this Agreement and the other Subordinated Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the reasonable care of any Collateral in its possession and the accounting for monies or other property actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care as to the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, provided that the Agent shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

ARTICLE X

MISCELLANEOUS

     Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Subordinated Notes, or any other Subordinated Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

     (a) no amendment, waiver, or consent shall, unless in writing and signed by all of the Lenders and the Borrower, do any of the following:

          (i) waive any of the conditions specified in Section 3.01 or Section 3.02;

          (ii) increase the Commitments of the Lenders;

          (iii) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Subordinated Loan Document;

          (iv) amend Section 2.11 or this Section 10.01;

          (v) amend the definition of “Majority Lenders”;

          (vi) release any Guarantor from its obligations under Article VIII;

          (vii) permit any Credit Party to enter into any merger or consolidation with or into any other Person, except as permitted by Section 6.04 that would have the effect of releasing the Borrower or any Guarantor;

          (viii) release any Collateral, except for releases of Collateral in connection with dispositions permitted by this Agreement;

          (ix) reduce the principal of, or interest on, the Subordinated Notes or any fees or other amounts payable hereunder or under any other Subordinated Loan Document to or for the benefit of the Lenders;

          (x) postpone any date fixed for any payment of principal of, or interest on, the Subordinated Notes or any fees or other amounts payable hereunder or extend the Maturity Date; or

          (xi) amend or waive any provision of, nor consent to any departure by any party thereto from the Intercreditor and Subordination Agreement to (A) permit any payment otherwise prohibited under the Intercreditor and Subordination Agreement, (B) amend or change the priority of any lien governed thereby or (C) the subordination provisions thereof;

     (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent, as the case may be, under this Agreement or any other Subordinated Loan Document.

Notwithstanding any of the foregoing provisions of this Section 10.01, the Agent may release Collateral relating to sales or transfers of property permitted under this Agreement or any other Subordinated Loan Document; provided that in no event shall Agent release all or substantially all of the Collateral without the prior written consent of each of the Lenders.

     Section 10.02 Notices, Etc. All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that notices and communications to the Agent pursuant to Article II, Article IX or Article X shall not be effective until received by the Agent.

     Section 10.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Subordinated Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 10.04 Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, modification, and amendment of this Agreement, the Subordinated Notes, and the other Subordinated Loan Documents including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out of pocket costs and expenses, if any, of the Agent and each Lender (including, without limitation, reasonable counsel fees and expenses of the Agent and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Subordinated Notes, and the other Subordinated Loan Documents.

     Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Credit Parties and the Agent, and when the Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

     Section 10.06 Lender Assignments and Participations.

     (a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Subordinated Notes held by it); provided that (i) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000.00, (ii) each such assignment shall be to an Eligible Assignee, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Subordinated Notes subject to such assignment, and (iv) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof unless otherwise waived by the Agent in its sole discretion, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recently delivered financial statements pursuant to Section 5.06 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c) The Register. The Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Credit Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Subordinated Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Subordinated Notes (A) if such Eligible Assignee has acquired a Commitment, a new Subordinated Note to the order of such Eligible Assignee in an amount equal to such Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Subordinated Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Subordinated Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

     (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Subordinated Notes held by it); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Subordinated Notes for all purposes of this Agreement, (iv) the Credit Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Subordinated Notes, reductions in fees or interest, releasing all or substantially all of any Collateral or Brigham Exploration or the General Partner as a Guarantor, permitting any Credit Party to enter into any merger or consolidation with or into any other (except as permitted hereby), postponement of any date fixed for any payment of principal of, or interest on, the Subordinated Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Section 2.13, Section 2.14 and Section 10.07 as a Lender to the extent of their respective participations.

     Section 10.07 Indemnification. The Borrower shall indemnify the Agent, the Lenders and each Affiliate thereof and their respective directors, officers, employees, and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims, or damages which may be imposed on, incurred by, or asserted against them in any way relating to or arising out of this Agreement or any action taken or omitted by them under this Agreement or any other Subordinated Loan Document (including any such losses, liabilities, claims, damages, or expense incurred by reason of the person being indemnified’s own negligence or strict liability) and including without limitation Environmental Liabilities, but excluding any such losses, liabilities, claims, damages, or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified.

     Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 10.09 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Subordinated Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Section 2.13, Section 2.14(c), Section 10.04 and Section 10.07 and all of the obligations of the Lenders in Section 9.05 shall survive any termination of this Agreement and repayment in full of the Subordinated Obligations.

     Section 10.10 Severability. In case one or more provisions of this Agreement or the other Subordinated Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

     Section 10.11 Governing Law. Except as otherwise expressly stated in any Subordinated Security Instrument, this Agreement, the Subordinated Notes and the other Subordinated Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     Section 10.12 Submission To Jurisdiction; Waivers. The Borrower and each Guarantor hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Subordinated Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or Guarantor at its address set forth in Section 10.02 or at such other address of which the Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12(e) any special, exemplary, punitive or consequential damages.

     Section 10.13 Waiver of Jury Trial. Each of the Credit Parties, the Lenders and the Agent hereby acknowledges that it has been represented by and has consulted with counsel of its choice, and hereby knowingly, voluntarily, intentionally, and irrevocably waives any and all right to trial by jury in respect of any legal proceeding arising out of or relating to this Agreement, any other Subordinated Loan Document, or any of the transactions contemplated hereby or thereby.

     Section 10.14 Oral Agreements. This Agreement and the Subordinated Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties hereto.

     Section 10.15 Dissemination of Information. The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority in connection with banking regulations or supervision; (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to the extent required, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement for the benefit of the Credit Parties containing provisions substantially the same as those of this Section 10.15 or any other confidentiality obligation referred to herein, to (i) any participant or Eligible Assignee or any other Person acquiring an interest in the Subordinated Loan Documents (each a “Transferee”) and any prospective Transferee or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Credit Parties; (g) with the prior written consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than any Credit Party. In addition, the Agent or any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Subordinated Loan Documents, and the Advances. For the purposes of this Section 10.15, “Information” means all information received from, or on behalf of, any Credit Parties relating to any Credit Party or their business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential; and provided, further, that notwithstanding the foregoing, each Engineering Report shall be deemed to be confidential regardless of whether such Engineering Report is identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Section 10.16 Production Proceeds. Notwithstanding that, by the terms of the various Subordinated Security Instruments, the Credit Parties are and will be assigning to the Agent and the Lenders all of the “Production Proceeds” (as defined therein) accruing to the Property covered thereby, so long as no Event of Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Subordinated Security Instruments, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Agent and the Lenders may exercise all rights and remedies granted under the Subordinated Security Instruments, including the right to obtain possession of all Production Proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by the Agent or the Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Subordinated Security Instruments, nor shall any release of any Production Proceeds by the Agent or the Lenders to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Agent or the Lenders to collect other Production Proceeds thereafter.

     Section 10.17 Replacement of Lenders. If any Lender (a) requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (b) defaults in its obligation to fund Advances hereunder, or (c) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders, then the Borrower may, at its sole expenses and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06;

     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

     (c) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

     (d) such assignment does not conflict with applicable Legal Requirement.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     Section 10.18 Amendment and Restatement. The Borrower, the Agent and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Subordinated Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing Subordinated Credit Agreement.

     EXECUTED as of the date first above written.

BORROWER:

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its General Partner

By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer

GUARANTORS:

BRIGHAM EXPLORATION COMPANY

By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer

BRIGHAM, INC.

By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr. Executive Vice President and Chief Financial Officer

AGENT:

THE ROYAL BANK OF SCOTLAND plc,
as Agent

By:	/s/ Phillip Ballard

Phillip Ballard Senior Vice President

LENDERS:

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Phillip Ballard

Phillip Ballard Senior Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated ________________, ______

     Reference is made to the Second Amended and Restated Subordinated Credit Agreement dated as of January [         ] 2005 (as the same may be amended or modified from time-to-time, the “Subordinated Credit Agreement”) among Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and The Royal Bank of Scotland plc, as agent (the “Agent”) for the Lenders. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Subordinated Credit Agreement.

     Pursuant to the terms of the Subordinated Credit Agreement,                                          wishes to assign and delegate                     % 1 of its rights and obligations under the Subordinated Credit Agreement. Therefore,                                         (“Assignor”),                                          (“Assignee”), and the Agent agree as follows:

     1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2 of this Assignment and Acceptance, a                     % interest in and to all of the Assignor’s rights and obligations under the Subordinated Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Advances owing to the Assignor, and the Subordinated Note held by the Assignor.

     2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, the aggregate outstanding principal amount of Advances owed to it by the Borrower is $                    ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in, or in connection with, the Subordinated Credit Agreement or any other Subordinated Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Subordinated Credit Agreement or any other Subordinated Loan Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party

[1]Specify percentage in no more than 5 decimal points.

of any of its respective obligations under the Subordinated Credit Agreement or any other Subordinated Loan Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Subordinated Note referred to in paragraph 1 above and requests that the Agent exchange such Subordinated Note for a new Subordinated Note dated                      ___, ___ in the principal amount of $                                         payable to the order of the Assignee, and [a new Subordinated Note dated                      ___,                     in the principal amount of $                     payable to the order of the Assignor.]

     3. The Assignee (i) confirms that it has received a copy of the Subordinated Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Subordinated Credit Agreement or any other Subordinated Loan Document; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Subordinated Credit Agreement and any other Subordinated Loan Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Subordinated Credit Agreement or any other Subordinated Loan Document are required to be performed by it as a Lender; (v) specifies as its Domestic Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Subordinated Credit Agreement and the Subordinated Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; 2 and (vii) represents that it is an Eligible Assignee.

     4. The Assignee confirms that it has received a copy of the Intercreditor and Subordination Agreement and expressly agrees that it will be bound, in its capacity as a Subordinated Lender, by the terms thereof. The Assignee shall execute such other agreements, documents and instruments as the Senior Agent may reasonably request to effect the purpose of this paragraph 4.

2If the Assignee is organized under the laws of a jurisdiction outside the United States.

     5. The effective date for this Assignment and Acceptance shall be dated                      ___, ___(the “Effective Date”) 3 and following the execution of this Assignment and Acceptance, the Agent will record it.

     6. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Subordinated Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Subordinated Credit Agreement.

     7. Upon such recording, from and after the Effective Date, the Agent shall make all payments under the Subordinated Credit Agreement and the Subordinated Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, letter of credit fees and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Subordinated Credit Agreement and the Subordinated Note for periods prior to the Effective Date directly between themselves.

     8. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[3]See Section 10.06 of the Subordinated Credit Agreement. Such date shall be at least three Business Days after the date of this Assignment and Acceptance, unless otherwise waived by the Agent in its sole discretion.

     The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:

Name:
Title:

Address:

Attention:

Telecopy No: (XXX) XXX-XXXX

[ASSIGNEE]

By:

Name:

Title:

Lending Office

Address:

Attention:

Telecopy No: (XXX) XXX-XXXX

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM___________, _______ 200__ TO _____________ _____,200

     This certificate dated as of___, ___200___is prepared pursuant to Second Amended and Restated Subordinated Credit Agreement dated as of January [___] , 2005 (as the same may be amended or modified from time-to-time, the “Subordinated Credit Agreement”) among Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and The Royal Bank of Scotland plc, as agent (the “Agent”) for the Lenders. Unless otherwise defined in this certificate, capitalized terms that are defined in the Subordinated Credit Agreement shall have the meanings assigned to them by the Subordinated Credit Agreement.

     Brigham Exploration hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Credit Parties in the Subordinated Credit Agreement and the other Subordinated Loan Documents are true and correct in all material respects as if made on this date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (c) that as of the date hereof, the following amounts and calculations are true and correct:

1.	Section 6.18 Current Ratio.

(a) consolidated current assets of
Brigham Exploration and its
consolidated Subsidiaries
(including the Unused Commitment
Amount as defined in the Senior Credit
	Agreement of the date of calculation)	$___

(b) consolidated current liabilities of
Brigham Exploration and its
consolidated Subsidiaries (excluding

	current maturities of long-term debt)	$___

Current Ratio = (a) divided by (b)

	Minimum Current Ratio	1.00 to 1.00

	Compliance	Yes No

B - 1

2.	Section 6.19 Interest Coverage Ratio.

	(a)	Consolidated Net Income	$___

	(b)	Interest Expense	$___

	(c)	taxes, depreciation, amortization,
depletion, and other non-cash
		charges	$___

	(d)	all non-cash income	$___

	(e)	EBITDA = (a) + (b) + (c) - (d)	$___

Interest Coverage Ratio = (e) divided by (b)

Minimum Interest Coverage Ratio for each twelve-month
period ending at the end of each fiscal
	quarter		3.0 to 1.00

	Compliance		Yes No

     IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as an officer of Brigham Exploration and not in my individual capacity as of _______ ___, 200___.

B - 2

EXHIBIT C

[RESERVED]

C - 1

EXHIBIT D

[RESERVED]

D - 1

EXHIBIT E

FORM OF SUBORDINATED NOTE

THIS INSTRUMENT IS SUBORDINATED TO THE EXTENT AND IN THE MANNER
PROVIDED IN THE INTERCREDITOR AND SUBORDINATION AGREEMENT
REFERRED TO BELOW.

SUBORDINATED NOTE

$[______________]                                                                                                                                      January [__], 2005

     For value received, the undersigned BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of ___(the “Payee”) the principal amount of ___No/100 Dollars ($___) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Subordinated Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Subordinated Credit Agreement. The Borrower may make prepayments on this Subordinated Note in accordance with the terms of the Subordinated Credit Agreement.

     This Subordinated Note is one of the Subordinated Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Subordinated Credit Agreement dated as of January [___], 2005, (as the same may be amended or modified from time to time, the “Subordinated Credit Agreement”), among the Borrower, Brigham Exploration Company, a Delaware corporation, Brigham, Inc., a Nevada corporation, the lenders party thereto (the “Lenders”), and The Royal Bank of Scotland plc, as agent (the “Agent”) for the Lenders. Capitalized terms used in this Subordinated Note that are defined in the Subordinated Credit Agreement and not otherwise defined in this Subordinated Note have the meanings assigned to such terms in the Subordinated Credit Agreement. The Subordinated Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Subordinated Note and (b) contains provisions for acceleration of the maturity of this Subordinated Note upon the happening of certain events stated in the Subordinated Credit Agreement and for prepayments of principal prior to the maturity of this Subordinated Note upon the terms and conditions specified in the Subordinated Credit Agreement.

     In connection with the execution and delivery of the Subordinated Credit Agreement, the Agent, the Borrower, Brigham Exploration Company, Brigham, Inc., and Société Générale, as administrative agent (the “Senior Agent”) under that certain Third Second Amended and Restated Credit Agreement dated as of January [___], 2005, (as the same may be amended or modified from time to time, the “Senior Credit Agreement”), among the Borrower, Brigham Exploration Company, Brigham, Inc., the lenders party thereto, have entered into that certain

E-1

Second Amended and Restated Intercreditor and Subordination Agreement dated as of January [___], 2005 (as the same may be amended or supplemented from time to time, the “Intercreditor and Subordination Agreement”). Payments of principal and interest on this Subordinated Note are subordinated to the extent provided in the Intercreditor and Subordination Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Agent at 101 Park Avenue, 12th Floor, New York, New York 10178 or such other location or address in New York specified by the Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Subordinated Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Subordinated Note.

     This Subordinated Note is secured by the Subordinated Security Instruments and guaranteed pursuant to Article VIII of the Subordinated Credit Agreement.

     Except as specifically provided in the Subordinated Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Subordinated Note shall operate as a waiver of such rights.

     THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     THIS SUBORDINATED NOTE AND THE OTHER SUBORDINATED LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE OF BRIGHAM OIL & GAS, L.P

E-2